UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  June 9, 2011

Thomas Group, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-22010	72-0843540
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5221 N. O’Connor Blvd., Suite 500 Irving, Texas	75039
(Address of principal executive offices)	(Zip Code)

Registrant’s Telephone Number, including area code:  (972) 869-3400

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 9, 2011, the Compensation and Corporate Governance Committee of the Board of Directors of Thomas Group, Inc. (the “Company”) and Michael E. McGrath, the Company’s Executive Chairman, President and Chief Executive Officer, mutually agreed to cancel the Restricted Share Award previously granted to Mr. McGrath on March 15, 2011 (the “Award”), under which Mr. McGrath was eligible to receive up to 60,000 restricted shares of the Company’s common stock, 15,000 of which would vest at the end of each calendar quarter of 2011 if he was employed by the Company on the last day of the quarter.  Mr. McGrath previously received 15,000 shares pursuant to the Award on March 31, 2011, however, as a result of the cancellation of the Award, Mr. McGrath will not receive the remaining 45,000 restricted shares.  A copy of the agreement evidencing the cancellation of the Award is filed as Exhibit 10.1 hereto.

Item 8.01  Other Events

On June 13, 2011, the Company issued a press release announcing that it filed post-effective amendments to each of its outstanding registration statements to deregister remaining but unsold shares of common stock under the compensation plans to which those registration statements relate. It also announced that it intends to deregister its common stock by filing a Form 15 with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended. A copy of the press release announcing the Company’s filings and intent to deregister is furnished as Exhibit 99.1 hereto.

Item 9.01  Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description

10.1	Cancellation of Restricted Share Award dated as of June 9, 2011
99.1	Press Release dated June 13, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Thomas Group, Inc.
(Registrant)

Date:	June 14, 2011	By:	/s/ Frank W. Tilley
Frank W. Tilley,
Chief Financial Officer and
Vice President